Exhibit 99.1
IMMEDIATE RELEASE
PMFG, Inc. (parent of Peerless Mfg. Co.) Reports Fiscal Year 2011 Second Quarter and Year-to-Date Financial Results
Dallas, Texas — February 9, 2011 — PMFG, Inc. (the “Company”) (NASDAQ: PMFG) today reported financial results for the three and six months ended January 1, 2011 and, as a subsequent event, reported that some of the holders of the Company’s Series A Convertible Preferred Stock (the “Preferred Stock”) have exercised their right to convert shares of Preferred Stock to Company common stock.
Second Quarter Fiscal Year 2011 Compared to Second Quarter Fiscal Year 2010
Revenues were $26.3 million, an increase of $1.8 million, or 7.2%, compared to revenues of $24.5 million.
Gross profit was $8.1 million, or 30.9% of revenues, a decrease of $0.2 million, compared to $8.3 million, or 33.7% of revenues.
Operating expenses were $8.4 million, consisting of $2.8 million sales and marketing, $2.0 million engineering and project management, and $3.6 million in general and administrative expenses, compared to operating expenses of $8.1 million, consisting of $2.6 million sales and marketing, $1.8 million engineering and project management, and $3.7 million in general and administrative expenses.
Operating income (loss) was ($0.2) million, or 0.9% of revenues, a decrease of $0.4 million, compared to $0.2 million operating income, or 0.8% of revenues.
Other income (expense) was $6.8 million, consisting of a $7.3 million gain on the fair value adjustment to embedded derivative liabilities, ($0.6) million net interest expense, and $0.1 million foreign exchange gain, compared to ($6.1) million, consisting of ($5.8) million loss on the fair value adjustment to embedded derivative liabilities, ($0.7) million net interest expense, $0.6 million foreign exchange gain and ($0.2) million other expense
Income tax benefit (expense) was $0.3 million on $6.5 million of pre-tax earnings, compared to income tax expense of ($0.0) million on $5.9 million of pre-tax loss.
Net earnings attributable to PMFG, Inc. common stockholders was $6.5 million, or $0.36 per diluted share, an increase of $12.7 million, or $0.83 per diluted share, compared to net loss of $6.2 million, or $0.47 per diluted share.
In the first quarter of fiscal year 2010, the Company recorded an embedded derivative liability for the redemption options and conversion rights associated with the issuance on September 4, 2009 of its Series A Convertible Preferred Stock and warrants. In the second quarter of fiscal year 2011, the Company recorded a gain of $7.3 million related to the fair value adjustment to the derivative liability.

On a non-GAAP basis, excluding the $7.3 million gain related to the fair value adjustment to the preferred stock embedded derivative liability, the Company would have recorded a net loss attributable to PMFG, Inc. common stockholders of $0.8 million, or $0.06 per diluted share, for the second quarter of fiscal year 2011. Calculations of non-GAAP results are shown in the tables accompanying this release.
Process Products Segment
Revenues were $19.3 million, a decrease of $0.1 million, or 0.8%, compared to $19.4 million.
Operating income was $2.9 million, a decrease of $0.1 million, compared to $3.0 million.
Environmental Systems Segment
Revenues were $7.0 million, an increase of $1.9 million, or 37.4%, compared to $5.1 million.
Operating income was $0.5 million, a decrease of $0.4 million, compared to $0.9 million.
YTD Fiscal Year 2011 Compared to YTD Fiscal Year 2010
Revenues were $53.3 million, a decrease of $2.6 million, or 4.7%, compared to $55.9 million.
Gross profit was $16.9 million, or 31.7% of revenues, a decrease of $3.2 million, compared to $20.0 million, or 35.9% of revenues.
Operating expenses were $17.2 million, an increase of $0.3 million, compared to $16.9 million.
Operating income (loss) was ($0.3) million, or 0.5% of revenues, a decrease of $3.4 million, compared to $3.2 million, or 5.6% of revenues.
Other income (expense) was $0.6 million, consisting of a $1.9 million gain on the fair value adjustment to the embedded derivative liability, ($1.5) million net interest expense, and $0.2 million foreign exchange gain, compared to ($10.9) million, consisting of a ($8.3) million loss on the fair value adjustment to the embedded derivative liability, ($1.9) million net interest expense, ($1.3) million loss on the extinguishment of debt, $0.8 million foreign exchange loss and (0.2) million other expense.
Income tax benefit (expense) was $0.6 million on $0.3 million of pre-tax earnings, compared to ($0.2) million on $7.8 million of a pre-tax loss.
Net earnings were $0.1 million, or $0.01 per diluted share, compared to a net loss of $8.4 million, or $0.63 per diluted share.

On a non-GAAP basis, excluding the $1.9 million gain related to the fair value adjustment to the preferred stock embedded derivative liability the Company would have recorded net loss of $1.8 million, or $0.12 per diluted share, for the first six months of fiscal year 2011. Calculations of non-GAAP results are shown in the tables accompanying this release.
Process Products Segment
Revenues were $41.4 million, a decrease of $0.8 million, or 1.8%, compared to $42.1 million.
Operating income was $6.1 million, a decrease of $1.6 million, compared to $7.6 million.
Environmental Systems Segment
Revenues were $11.9 million, a decrease of $1.9 million, or 13.5%, compared to $13.8 million.
Operating income was $1.4 million, a decrease of $1.8 million, compared to $3.2 million.
Financial Condition and Cash Flows
At January 1, 2011, the Company reported $21.8 million of cash and cash equivalents, $13.2 million of debt, total assets of $137.1 million, working capital of $42.9 million and a current ratio of 2.3 to 1.0. The backlog at January 1, 2011 was $99 million compared to $96 million at June 30, 2010 with approximately 80% of the $99 million backlog expected to be recognized as revenues in the next 12 months.
At January 1, 2011, cash and cash equivalents decreased $2.5 million compared to $24.3 million at June 30, 2010. Cash flows include $6.4 million provided by operating activities, ($2.7) million used in investing activities, ($6.8) million used in financing activities and $0.6 million effect of exchange rate changes on cash.
Peter J. Burlage, Chief Executive Officer
Peter J. Burlage, Chief Executive Officer, stated, “While the financial results for the quarter weren’t as strong as we would like, there is much to be positive about in the second quarter. Backlog is up 11% quarter over quarter and 28% year over year, our prospects are strengthening in a number of markets, our liquidity position provides continued financial flexibility and bookings and bids have improved. The increase in our backlog is expected to result in improved financial performance in the coming periods. Looking at our operating performance in the second quarter, we continued to achieve acceptable margin levels in the current operating environment due to a combination of product mix and from our efforts at cost improvement and working capital management.

“Our Environmental Systems business continues to achieve the results we would expect at this point in the business cycle and given the demand for power generation. The Environmental Systems segment hit what we believe to be trough levels during the first half of the fiscal year, as it typically lags GDP, but we believe we are beginning to see evidence of a turn in the power marketplace. We are encouraged by data suggesting continued industrial expansion and increasing electricity consumption, which has led to higher utilization of the U.S. power generation fleet. Additionally, the multiple EPA regulations expected to be completed in 2011 are leading power generation providers to take a comprehensive look at their entire power generation system to determine the best path to comply with the new rules.
“We continue to be excited about our CEFCO aerodynamic reactor technology used in the selective capture and removal of NOx, SOx, CO2 and Hg. We recently moved one step closer to a full-scale system that could be available for commercialization the early part of fiscal year 2012 and we are eager to review and report on the results of this activity. Testing of a 600 lb/hr CEFCO system commenced at our test facility in January 2011.
“Looking ahead, while new awards during the three month period ended January 1, 2011 were modest, we believe the markets we serve continue to be robust and that the outlook for our business remains strong, particularly in the Middle East and Asia Pacific regions. With approximately one hundred million dollars in backlog, we remain committed to our strategic vision and belief that diversification and expansion of our end markets, a broader geographic reach and development of new technology, will strengthen and grow the company over time,” concluded Burlage.
Preferred Stock Conversions
As of February 7, 2011, the holders of 19,340 shares of Preferred Stock elected to convert their Preferred Stock into 2, 417,500 shares of the Company’s common stock. This represents approximately 92% of the Preferred Stock, which has now been converted. In connection with these conversions, we paid the holders of Preferred Stock cash payments for accrued and unpaid dividends on the converted shares and are now no longer required to pay dividends on the converted shares of Preferred Stock. The Company is uncertain as to when or how many additional holders of Preferred Stock will exercise their right to convert some or all of their shares in the future.
Conference Call
Peter Burlage, Chief Executive Officer, and Henry Schopfer, Chief Financial Officer, will discuss the Company’s financial results for the second quarter ended January 1, 2011 and the outlook for future periods, during a conference call scheduled for Wednesday, February 9 at 10:00 a.m. ET.
Shareholders and other interested parties may participate in the conference call by dialing + 1 866 277 1184 (domestic) or +1 617 597 5360 (international) and entering access code 93835460, a few minutes before 10:00 a.m. ET on February 9, 2011. The call will also be broadcast live on the Internet at www.streetevents.com, www.earnings.com or www.peerlessmfg.com.
A replay of the conference call will be accessible two hours after its completion through February 23, 2011 by dialing +1 888 286 8010 (domestic) or +1 617 801 6888 (international) and entering access code 63110742. The call will also be archived for 30 days at www.streetevents.com, www.earnings.com and www.peerlessmfg.com.

About PMFG
We are a leading provider of custom engineered systems and products designed to help ensure that the delivery of energy is safe, efficient and clean. We primarily serve the markets for power generation, natural gas infrastructure and petrochemical processing. Headquartered in Dallas, Texas, we market our systems and products worldwide.
Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results to be materially different from those expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for these forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results to differ materially from the anticipated results expressed in these forward-looking statements. The risks and uncertainties that may affect the Company’s results include the growth rate of the Company’s revenue and market share; the receipt of new, and the non-termination of existing, contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment; risks associated with the Company’s acquisition of Nitram Energy, including the significant indebtedness that the Company incurred in connection with the acquisition; the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including the information under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of other events, including additional conversions of the Company’s Preferred Stock. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:
Mr. Peter J. Burlage, Chief Executive Officer
Mr. Henry G. Schopfer, Chief Financial Officer
PMFG, Inc.
14651 North Dallas Parkway, Suite 500
Dallas, Texas 75254
Phone: (214) 353-5545
Fax: (214) 351-4172
www.peerlessmfg.com
or
Kevin McGrath
Cameron Associates
(212) 245-4577
Kevin@cameronassoc.com

PMFG, Inc.
Condensed Financial Information
(In thousands, except per share amounts)

	Three Months Ended January 1,			Three Months Ended December 31,
	2011			2009
Operating Results	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP

Revenues	$26,294	$—	$26,294	$24,529	$—	$24,529
Cost of goods sold	18,168	—	18,168	16,261	—	16,261

Gross profit	8,126	—	8,126	8,268	—	8,268
Operating expenses	8,375	—	8,375	8,080	—	8,080

Operating income	(249)	—	(249)	188	—	188
Other income (expense):
Interest income	5	—	5	6	—	6
Interest expense	(626)	—	(626)	(691)	—	(691)
Loss on extinguishment of debt	—	—	—	—	—	—
Foreign exchange gain (loss)	109	—	109	611	—	611
Change in fair value of derivative liability	7,304	(7,304)	—	(5,812)	5,812	—
Other income (expense)	—	—	—	(241)	—	(241)
Income tax benefit (expense)	296	—	296	18	—	18

Net earnings (loss)	6,839	(7,304)	(465)	(5,921)	5,812	(109)
Less net loss attributable to noncontrolling interest	(57)	—	(57)	9	—	9

Net earnings (loss) attributible to PMFG	$6,782	$(7,304)	$(522)	$(5,912)	$5,812	$(100)

Dividends on preferred stock	(313)	—	(313)	(321)	—	(321)

Income (loss) applicable to PMFG common stockholders	$6,469	$(7,304)	$(835)	$(6,233)	$5,812	$(421)

Basic earnings per share	$0.37	$(0.49)	$(0.06)	$(0.47)	$0.44	$(0.03)
Diluted earnings per share	$0.36	$(0.49)	$(0.06)	$(0.47)	$0.44	$(0.03)

Weighted-average shares outstanding
Basic	14,952	14,952	14,952	13,226	13,226	13,226
Diluted	15,461	14,952	14,952	13,226	13,226	13,226

	Six Months Ended January 1,			Six Months Ended December 31,
	2011			2009
Operating Results	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP

Revenues	$53,255	$—	$53,255	$55,860	$—	$55,860
Cost of goods sold	36,388	—	36,388	35,825	—	35,825

Gross profit	16,867	—	16,867	20,035	—	20,035
Operating expenses	17,160	—	17,160	16,884	—	16,884

Operating income	(293)	—	(293)	3,151	—	3,151
Other income (expense):
Interest income	19	—	19	18	—	18
Interest expense	(1,510)	—	(1,510)	(1,902)	—	(1,902)
Loss on extinguishment of debt	—	—	—	(1,303)	1,303	—
Foreign exchange gain (loss)	176	—	176	815	—	815
Change in fair value of derivative liability	1,870	(1,870)	—	(8,312)	8,312	—
Other income (expense)	—	—	—	(241)	—	(241)
Income tax benefit (expense)	614	—	614	(238)	(456)	(694)

Net earnings (loss)	876	(1,870)	(994)	(8,012)	9,159	1,147
Less net loss attributable to noncontrolling interest	(132)	—	(132)	59	—	59

Net earnings (loss) attributible to PMFG	$744	$(1,870)	$(1,126)	$(7,953)	$9,159	$1,206

Dividends on preferred stock	(632)	—	(632)	(415)	—	(415)

Income (loss) applicable to PMFG common stockholders	$112	$(1,870)	$(1,758)	$(8,368)	$9,159	$791

Basic earnings per share	$0.01	$(0.13)	$(0.12)	$(0.63)	$0.61	$0.05
Diluted earnings per share	$0.01	$(0.13)	$(0.12)	$(0.63)	$0.60	$0.05

Weighted-average shares outstanding
Basic	14,898	14,898	14,898	13,214	14,908	14,908
Diluted	15,434	14,898	14,898	13,214	15,217	15,217

	January 1,	June 30,
Condensed Balance Sheet Information	2011	2010

Current assets	$75,290	$82,306
Non-current assets	61,847	60,775

Total assets	$137,137	$143,081

Current liabilities	$32,359	$34,306
Long term debt	11,271	16,221
Other non current liabilities	33,156	35,407
Total equity	60,351	57,147

Total liabilities and equity	$137,137	$143,081

STATEMENT REGARDING NON-GAAP RESULTS
PMFG, Inc. has provided a reconciliation of non-GAAP measures in order to provide the users of this financial information with a better understanding of the impact on our financial results resulting from the issuance of preferred stock and related fair value adjustment to the derivative liability in fiscal 2011 and 2010 and the loss on the extinguishment of debt related to unamortized debt issuance costs on our retired subordinated term debt, in fiscal 2010. Management believes that excluding these items from the Company’s financial results provides investors with a clearer perspective of the current underlying operating performance of the Company, a clearer comparison between results in different periods and greater transparency regarding supplemental information used by management in its financial and operational decision making. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measures should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.